AMENDMENT TO
                              SHAREHOLDER AGREEMENT


         THIS AMENDMENT (this "AMENDMENT"), dated January 25, 1999, by and among WorldPort Communications, Inc., a Delaware corporation (the "CORPORATION"), The Heico Companies, LLC (the "INVESTOR") and Maroon Bells Capital Partners, Inc. ("MBCP"), Paul A. Moore ("MOORE"), Phillip S. Magiera ("MAGIERA") and Theodore
H. Swindells ("SWINDELLS") amends that certain Shareholder Agreement, dated as of December 31, 1998, between the Corporation, the Investor, MBCP, Moore, Magiera and Swindells (the "SHAREHOLDER Agreement").

                                    RECITALS

         A. On December 31, 1998, in connection with the purchase by the Investor of shares of Series C Convertible Preferred Stock of the Corporation pursuant to that certain Series C Preferred Stock Purchase Agreement dated December 31, 1998 (as amended, modified, supplemented or restated from time to time, to the "PURCHASE AGREEMENT") the parties hereto entered into the Shareholder Agreement.

         B. The Investor is now making an additional purchase of Series C Preferred Shares, and as a condition to its agreement to do so, has requested the amendments provided herein in order to obtain the additional voting and other rights contained herein.

         C. The Corporation and the MBCP Group deem it desirable to amend the Shareholder Agreement as set forth herein in order to induce the Investor to purchase the additional Series C Preferred Shares.

                                   AGREEMENTS

         In consideration of the recitals and the mutual promises, covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

         1. AMENDMENTS. The Shareholder Agreement is hereby amended as follows:

                  (a) Section 1 is hereby amended to include the following definitions:

                  "COVERED COMMON SHARES" means the 131,666 shares of Common Stock owned by MBCP and 153,499 shares of the Common Stock owned by Moore.

                  "COVERED SHARES" means the Preferred Shares and the Covered Common Shares.

                  "NEW PREFERRED SHARES" means the shares of preferred stock of the Corporation which are issued to any one or more members of the MBCP Group (or any Affiliate thereof) pursuant to the Termination Agreement.

                  "TERMINATION AGREEMENT" means that certain letter agreement, dated December 31, 1998, between the Corporation and MBCP, pursuant to which the Advisory Agreement for WorldPort Communications, Inc. dated March 7, 1997, as amended, was terminated.

                  (b) The definition of each of the following terms currently set forth in Section 1 is hereby amended and restated in its entirety as follows:

                  "HOLDER" means any holder (or deemed holder) of Covered Shares who is a party to this Agreement or is a successor or assign or subsequent holder contemplated by SECTION 10 hereof.

                  "PREFERRED SHARES" means the Series B Preferred Shares, the Series C Preferred Shares and the New Preferred Shares.

                  "SERIES B PREFERRED SHARES" means those shares of Series B Convertible Preferred Stock of the Corporation, $.0001 par value per share, of the Corporation duly issued and outstanding on the date hereof.

                  (c) The words "Series B Preferred Shares" throughout in Sections 2(a), 2(b), 2(e) and 3(a) are hereby deleted and replaced in each instance with the words "Covered Shares".

                  (d) Section 2(d) is hereby amended and restated in its entirety to read as follows:

                  "(d) Each of the MBCP Group shall execute and deliver to the Investor (i) an Irrevocable Proxy in the form attached hereto as EXHIBIT A and (ii) such additional Irrevocable Proxies, in substantially the same form, as the Investor may reasonably require to ensure that the Investor has received Irrevocable Proxies with respect to all of the Covered Shares. Without limiting the generality of the foregoing, MBCP will execute and deliver (or will cause its Affiliate(s) to execute and deliver) an Irrevocable Proxy, in substantially the same form, with respect to all of the New Preferred Shares immediately upon the issuance of the New Preferred Shares. The MBCP Group agrees that the Covered Shares are unique and that their obligations to execute and deliver Irrevocable Proxies pursuant to this Section 2(d) may be specifically enforced by the Investor. Each of the MBCP Group agrees that each Irrevocable Proxy is coupled with an interest in the voting agreements set forth herein."

                  (e) The words "or New Preferred Shares" are hereby inserted immediately following each reference to "Series B Preferred Shares" throughout Sections 4(a) and 5.

                  (f) The words "Preferred Shares" in Section 6(a) are hereby deleted and replaced by the words "Covered Shares".

                  (g) The words ", the Covered Common Shares and the New Preferred Shares" are hereby inserted immediately following the words "Series B Preferred Stock" in Section 6(b).

         2. NO OTHER AMENDMENTS. Except as otherwise amended hereby, all terms and provisions of the Shareholder Agreement shall continue in full force and effect as stated therein. All capitalized terms used but not defined herein shall have the meanings given in the Shareholder Agreement.

         3. COUNTERPARTS. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and such counterparts together will constitute one instrument.

         IN WITNESS WHEREOF, this Amendment was executed and delivered on the date first set forth above.

The Heico Companies, LLC                          WorldPort Communications, Inc.



By:                                               By:

Its:                                              Its:


Maroon Bells Capital Partners, Inc.


                                                  Paul A. Moore
By:

Its:





         Theodore H. Swindells                    Phillip S. Magiera